[Letterhead of Branden T. Burningham, Esq.]


February 9, 2004



United States Securities
and Exchange Commission
450 5th Street, N.W.
Washington, D. C.  20549

Re: Consent to be named in the S-8 Registration Statement of Omni Medical Holdings, Inc., a Utah corporation (the "Registrant"), SEC File No. 000-26177, to be filed on or about February 11, 2004, covering the registration and issuance of 293,104 shares of common stock to six individual consultants

Dear Ladies and Gentlemen:

        I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.


                                         Sincerely yours,




                                         Branden T. Burningham